MOODY'S CHANGES OUTLOOK FOR IDS LIFE AND SUBSIDIARIES' RATINGS (Aa3 FOR INSURANCE FINANCIAL STRENGTH) TO NEGATIVE FROM STABLE

New York, September 06, 2002 -- Moody's Investors Service has changed the outlook on IDS Life Insurance Company's (IDS Life) Aa3 insurance financial strength rating to negative from stable. This outlook change has also been made for IDS Life's two subsidiaries, IDS Life Insurance Company of New York and American Enterprise Life Insurance Company which are also rated Aa3. The changes in these outlooks have occurred as part of Moody's assessment of its current US life insurers' ratings given the increasingly harsh environment in which the industry is operating (discussed in a separate press release).

All three companies are core parts of American Express Financial Advisors
(AEFA), the financial planning arm of American Express Company (American Express, A1 senior debt). The rating outlook for American Express remains unchanged at stable.

In changing IDS Life's rating outlook to negative from stable, Moody's cites the heavy equity market-orientation of AEFA's overall business mix. AEFA's profitability has come under considerable pressure as declining equity markets have reduced fee revenues to the company on equity based products.

In addition, IDS Life has been required to incur additional costs where it has guaranteed minimum death benefits on variable annuity contracts, thus impacting earnings.

AEFA has absorbed substantial credit losses in early 2001, primarily related to extensive weakness in its speculative grade securities in its investment portfolio. While AEFA has since substantially repositioned its portfolio to decrease its risk profile, Moody's expects that a difficult credit environment will cause AEFA to incur further future credit losses, albeit at a more modest pace.

The negative outlook indicates that if these trends continue or worsen, Moody's believes IDS Life's rating may have to be adjusted downward as it currently does not incorporate the diminished levels of earnings and capital formation that are likely under an adverse scenario.

IDS Life benefits from AEFA's financial advisor field force with favorable retention, from its good profitability and low expense structure, and from its affiliation with American Express, which provides cardmember cross-marketing opportunities and financial support as necessary.

IDS Life is headquartered in Minneapolis, Minnesota and at March 31, 2002 had approximately $45 billion in statutory assets and $2.2 billion in statutory capital. As of the same date, IDS Life Insurance Company of New York had approximately $2.7 billion in statutory assets and $222 million in statutory capital, and American Enterprise Life Insurance Company had approximately $5 billion in statutory assets and $292 million in statutory capital. American Express, which is based in New York, had approximately $146 billion in GAAP assets and $13.3 billion in shareholders' equity as of June 30, 2002.

Moody's insurance financial strength ratings are opinions of the ability of insurance companies to repay punctually senior policyholder claims and obligations. For more information, visit our website at www.moodys.com/insurance.